Exhibit 10.8

                                  AGREEMENT

      THIS AGREEMENT is entered into as of October 16, 2001, by and between G.O.A.T., Inc. ("GOAT"), having an address at 8105 Kephart Lane, Barrien Springs, Michigan, 49103, for the services of Muhammad Ali ("Ali"), and Premier Sports Media and Entertainment Group, Inc. ("Premier") having an address at 30 Broad Street, New York, New York 10004.

      WHEREAS, Premier desires to obtain certain rights from, and services of, Ali in connection with the publication of a magazine chronicling the history of the heavyweight championship and featuring Muhammad Ali ("Ali") as one of several former heavyweight champions;

      WHEREAS, Ali has granted such rights to GOAT, together with the right to sub-license such rights;

      WHEREAS, GOAT; is prepared to grant such rights to Premier, for good and valuable consideration and on the terms and condition set forth herein.

      1. Term: The Term of this Agreement shall commence upon the date set forth above and shall be co-extensive with the copyright in the Work, as defined below, unless earlier terminated in accordance with the provisions hereof.

      2. Territory: Territory as used herein shall mean the world in all languages.

      3.    GOAT'S Responsibilities:

            (a)   Grant of Rights:

                  (1) On the terms and conditions set forth herein, GOAT hereby grants to Premier the non-exclusive right to develop and publish in the Territory during the Term a magazine chronicling the heavyweight championship and featuring Ali as one of several former heavyweight champions (the "Work"),

                  (2) Premier shall have the right to use Ali's name and likeness subject to the approval provisions contained herein, solely to the extent they are incorporated in the Work as provided herein end to promote the Appearance for In paragraph 3(c)(1) hereof.


                  (3) Premier shall have the right to list the title of the Work and/or depict a photograph of the Work in internal company circulars or other non-advertising documents used in the ordinary course of Premier's business. All such uses must indicate the year of the publication of the Work and shall contain no other reference to Ali.

                  (4) Subject to GOAT's approval rights hereunder, Premier shall have the right for a period of two (2) years from the date of publication of the Work to advertise and promote the Work on a web site having the domain name alimag.com or alimagazine.com. The web site shall not promote or advertise the business of any third party or the sale of any product or service other than the Work. Upon execution of this Agreement, Premier shall transfer to GOAT all right, title and interest, it may have in any domain name [e.g. alimag.com or alimagazine.com] that includes any reference to Ali.

                  (5) Premier shall not have the right to use Ali's name, likeness or any other reference to Ali in connection with any item of merchandise, artwork (whether or not derived from the Work) or as a part of any commercial tie-in, premium, give away or co-branding venture, or to otherwise promote the products, services or business of any person or entity including Premier.

                  (6) Without limiting the generality of any other provision of this Agreement, Premier agrees that it shall not use any beverage product or brand, the beverage and food products of PepsiCo, Inc, or its subsidiaries, or any pork, alcohol or tobacco products, as a sponsor of the Work or in connection with any advertising or promotion of the Work,

                  (7) Premier acknowledges that it has no right to register and own any and all trademarks which include the name, likeness or which relate in any manner to Ali. Premier shall execute any and all documents which GOAT reasonably believes to be necessary or desirable for registration or protection of such trademark or trademarks in the name of Ali or GOAT. Premier agrees that it will not file, during the Term, or thereafter, any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name in any country of the world which consists of Ali's name, likeness, or any mark, design or logo intended to make reference to Ali or to identify Ali. All use of trademarks which refer to Ali shall inure to the benefit of GOAT. Premier shall give GOAT prompt notice of any breach of GOAT's trademark rights and Premier shall give notice on all materials that Ali's name end likeness, and other trademark references to Ali, are owned by GOAT and that such are used by


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Premier  only  pursuant to a license  from GOAT.  GOAT will advise  Premier of the specific form of notice from time to time.

                  (8)   All  rights  not  expressly   granted   hereunder  are
reserved to GOAT and Ali.

            (b) Exclusivity: Commencing on the date of the execution of this Agreement, and terminating on January 31, 2003, GOAT shall not grant to any other party the right to produce or publish a book or magazine featuring Ali. This provision shall not apply to (a) a work about Ali being produced and published by Taschen GmbH; (b) a pictorial book about the making of the Columbia Pictures Motion picture "ALI"; and (c) any magazine or other publication featuring Ali where substantial portions of the magazine or publication contain material about topics other than Ali or boxing and where GOAT has provided written notice to Premier during the period of exclusivity of such magazine or other publication. Any inadvertent failure to give the notice provided for herein shall not constitute a breach of this Agreement or otherwise preclude GOAT from granting the rights provided for in paragraph 3(b)(c).

            (c)   Services of Ali:

                  (1)   GOAT  shall  cause  Ali  to  make  one  (1)   personal
appearance at a Press Conference and Reception (collectively referred to as the "Appearance") to promote the Work. The Press Conference and the Reception shall begin and end on the same day and take place at a time, date and location within the continental United States to be agreed upon with the understanding that Premier shall make best efforts to have them take place in Chicago, Illinois. The Press Conference and Reception shall each not exceed two (2) hours in duration and shall take place one immediately following the other or at the same time. Neither the Press Conference nor the Reception shall be open to the public or advertised as an autograph signing session. The Press Conference shall be limited to the accredited press and the Reception shall be limited to no more than seventy-five (75) attendees. Ali shall be permitted to take a break during the Press Conference or Reception as needed.

                  (2) If the Appearance takes place in Chicago, Premier will provide Ali and a party of four (4) ("All Party") with exclusive ground transportation between Chicago and Berrien Springs, Michigan, first class hotel accommodations (including one two bedroom suite), meals and non-alcoholic beverages. If the Appearance takes place elsewhere, Premier shall provide the Ali party with travel to the site of the Appearance on the day preceding the Appearance and shall provide the Ali Party with air transportation on a private jet with six feet cabin clearance, a minimum of eight (8) passenger seats and equipped with a bathroom, and having an ARGUS rating of platinum. In addition, Premier shall provide the Ali

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

party with exclusive ground transportation, first class hotel accommodations (including one two bedroom suite) for a maximum of two nights, meals and non-alcoholic beverages.

                  (3) In the event Ali is unable to make the Appearance because of death, disability or illness, or such other reason beyond the control of GOAT or Ali, such failure to make the Appearance shall not constitute a breach of this Agreement or excuse Premier of any of its obligations hereunder.

                  (4) Prior to the date set for the Appearance, GOAT shall cause Ali to sign fifty (50) copies of the Work for distribution by Premier to persons involved in the distribution of the Work.

                  (5) GOAT shall cause Ali to be available at Berrien Springs, Michigan, or such other place as the parties may agree upon, at a time to be agreed upon, for an interview not to exceed two (2) hours in connection with the preparation of the Work.

      4.    Premier's Responsibilities:

            (a) On or before February 1, 2002 (the "Publication Deadline"), Premier shall at its sole cost and expense develop and publish the Work. Premier agrees that the Work shall be of a quality at least equivalent to the highest quality work previously published by Premier. The Work shall portray Ali with dignity and integrity and shall not contain any material contrary to Ali's religious beliefs. In addition, the Work shall have the below listed characteristics and elements:

                  (1) Soft cover magazine format, not to exceed 200 pages in length, and offered for sale as a commemorative collectible at a suggested retail price of between approximately $14.95 to $24.95.

                  (2) Photographs and stories featuring the history of the heavyweight championship and profiling no less than ten former heavyweight champions or heavyweight championship bouts.


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

                  (3) Photographs and stories profiling Muhammad All, containing Ali's selections of the top ten fighters in history and the top ten fights in history, and containing interviews of fighters discussing their views on Ali and his impact on their careers.

                  (4) A photograph of All on the cover of the Work provided by Premier at its sole cost and expense.

                  (5) The Work shall contain photographs and text relating to the feature motion picture ALI, being distributed by Columbia Pictures ("Columbia Materials"), There shall be no charge to Columbia in connection with the placement or the Columbia Materials on or in the Work. The Columbia Materials may include, at Columbia's sole option and discretion, the following:

                        (a) An advertisement or artwork on the inside front cover or outside back cover of the Work.

                        (b) A feature story within the Work relating to the release of ALI, the movie,

The Columbia Materials shall be subject to the approval of Columbia. It shall be Premier's responsibility, at its sole cost and expense, to obtain the Columbia Materials suitable for publication, and to obtain approval for the publication of such materials from Columbia. Prior to the publication of the Work, Premier shall provide GOAT timely notice of Columbia's approval of the Columbia Materials.

                  (6) The Work will be published in a single edition (the "Edition").

            (b) Premier shall have the responsibility at its sole expense to obtain all necessary rights, consents, clearances end releases necessary to the use and publication of any and all materials contained in the Work including, but not limited to, materials subject to copyright, trademark or design protection.

      5.    Compensation:

            (a) In consideration for the rights and services provided hereunder, upon execution of this Agreement, Premier shall pay to GOAT in the United States at the address set forth herein the non-refundable advance of Five Hundred Thousand Dollars ($500,000) (the "Advance"} without deductions, set offs, withholding or remittance tax of any kind, whatsoever.

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

Notwithstanding the foregoing, in the event All falls to make the Appearance provided for in paragraph 3(c)(1) for any reason other than that set forth in paragraph 3(c)(3), GOAT shall return to Premier the sum of Fifty Thousand Dollars ($50,000). This shall be Premier's exclusive remedy in the event Ali fails to make the Appearance.

            (b) Premier shall pay GOAT within thirty (30) days following the end of each calendar quarter fifty percent (50%) of net profits, defined below, ("Net Profits") payable when Nat Profits exceed One Million Dollars ($1,000,000). Net Profits are defined as groins revenues derived from all sources worldwide in connection with the sale of the Work, less the verified costs of development, production, publishing and advertising.

            (c) GOAT shall receive fifty (50) copies of the Work at no cost to GOAT for GOAT's private use.

      6. Approval by GOAT: Premier agrees that the Work shall portray Ali with dignity and integrity. In addition, GOAT shall have the following rights of approval:

            (a) GOAT shall have the right to approve the text, photographs, and illustrations contained on or in the Work, and the content, appearance and presentation of the Work, such approval not to he unreasonably withheld.

            (b) All advertising and promotional materials and activities in relation to the Work will be subject to prior approval of GOAT, not to be unreasonably withheld.

            (c) All materials subject to GOAT's approval hereunder shall be submitted to GOAT for its review and approval or disapproval at the address for GOAT set forth herein, if GOAT does not provide its written approval within five (5) days following receipt of such materials, such materials shall be deemed disapproved by GOAT. Premier agrees that it will not publish, produce or in any manner distribute any materials hereunder that have not been approved in advance by GOAT in accordance with the provisions hereof.

      7.    Warranties and Representations:

            (a) Each party represents and warrants to the other that any material contributed by either party in connection with the Work is not and will not in any way be a violation of a copyright or common law right or rights of any

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

privacy, publicity or any other right of any person, firm or corporation and that such material will contain nothing of a libelous, obscene or otherwise unlawful character. Any material provided by GOAT or Ali which is materially altered by Premier (to the extent of such alteration), any material obtained by Premier from other sources (for example, photographs obtained from third parties) and material created by Premier is deemed to have been contributed by Premier.

            (b) Subject to the provision of paragraph 3(b) and 4(a)(5) hereof, earth party represents and warrant to the other that they have no other contractual commitment of any kind which prevents them from entering into this Agreement, materially conflicts or interferes with the performance of their obligations under this Agreement or prohibits or prevents them from granting all of the rights and privileges granted in this Agreement.

      8.    Indemnification:

            (a) Premier agrees to protect, indemnify and save harmless GOAT and Ali, their agents, officers, employees, representatives, heirs, and assigns from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees arising out of or in any way connected with (i) the material breach by Premier of this Agreement or any warranties or representations made by Premier herein, (ii) any claim made by any third party arising from any material contributed by Premier; (iii) any actual or alleged infringement by Premier of any copyrights, trademarks, design rights, author's rights or any proprietary rights of any third party, (iv) any breach by Premier of any statutory or regulatory law or order and (v) any use of the All name, likeness or endorsement by Premier which is contrary to the terms of this Agreement. This provision shall survive the termination of the Agreement.

            (b) GOAT agrees to protect, indemnify and save harmless Premier its agents, officers, employees, representatives, heirs, and assigns from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees arising out of or in any way connected with (i) the material breach by GOAT of this Agreement or any warranties or representations made by GOAT herein, and (ii) any claim made by any third party arising from any material contributed by GOAT. This provision shall survive the termination of the Agreement.

      9. Force Majeure. In the event the publication of the Work is delayed or prevented by reason of any act of war, insurrection, labor strife, natural disaster,

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

fire or shortage of materials ("Force Majeure Event"), the Publication Deadline set forth in paragraph 4(a) of this Agreement shall be extended for a period equivalent to the period such Force Majeure Event delays or prevents the publication of the Work; provided, however, that such extension of the Publication Deadline shall not exceed thirty (30) days in the aggregate.

      10. Termination: Without waiving any rights or remedies that either party may have in law or in equity, either party may terminate this Agreement for any of the following reasons:

            (a)   Failure to make any payment required to be made hereunder.

            (b}   A material breach of the Agreement.

            (c) A failure to publish the Work on or before the Publication Deadline.

In the event of a Termination of this Agreement, Premier shall immediately discontinue the development, publication and/or sale of the Work and immediately discontinue any and all use of Ali's name, likeness, endorsement or any other reference to Ali or GOAT. In the event of termination pursuant to this provision as a result of acts or omissions on the part of Premier, GOAT shall not be required to refund any payments made to it by Premier hereunder prior to the date of such termination.

      11. No Assignment: The rights and obligations of Premier hereunder shall not be sold, sub-licensed or otherwise assigned by Premier without the prior written approval of GOAT, which approval GOAT may exercise in its sole discretion. Notwithstanding the foregoing, Premier may engage the services of a co-publisher so long as Premier remains liable for its obligations hereunder and such co-publisher agrees in writing to be bound by the provisions hereof.

      12. Accounting: Premier shall keep customary books and records regarding the development, publication and sale of the Work and shall provide GOAT a quarterly accounting of revenues and expenses associated with the development, publication and sale of the Work. Upon reasonable notice to Premier. GOAT shall have the right to audit the books and records required to be maintained hereunder.

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

      13. Notices and Submissions: All notices or submissions to be made or delivered by Premier to GOAT pursuant to this Agreement shall be delivered to GOAT as follows, unless otherwise noticed by GOAT from time to time:

                  G.O.A.T., Inc.
                  c/o Lonnie Ali
                  8105 Kephart Lane
                  Berrien Springs, Michigan 49103

            with a courtesy copy to:

                  Bernie Yuman
                  Bernie Yuman Management
                  Say Entertainment
                  2275 Corporate Circle Drive, Suite 210
                  Henderson, NV 89014

            and

                  Ronald A. DiNicole
                  Mitchell, Silberberg & Knupp LLP
                  11377 West Olympic Boulevard
                  Los Angeles, California 90064

All notices to be made or delivered by GOAT to Premier pursuant to this Agreement shall be delivered to Premier as follows, unless otherwise noticed by Premier from time to time:

                  John C. Meringolo
                  Premier Sports Media and Entertainment Group, Inc. 30 Broad Street, 43rd Floor
                  New York. New York 10004

            with a courtesy copy to:

                  Stuart Silfen
                  Frankfurt, Garbus, Kurnit, Klein & Selz
                  488 Madison Avenue
                  New York, New York 10022

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

All such notices and notices proved for hereunder shall be deemed made upon receipt.

      14. Arbitration. Any dispute arising under or related to the subject matter of this Agreement shall be resolved by binding arbitration pursuant to the International Arbitration Rules of the American Arbitration Authority located in Los Angeles, California. The determination of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to an award of reasonable attorneys' fees.

      15. Entire Agreement: This Agreement constitutes the entire Agreement between the parties supersedes; all prior agreements or understandings concerning the subject matter hereof; and may only be modified by a writing signed by all the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                          G.O.A.T., Inc.


                                          /s/ Muhammad Ali
                                          --------------------------------------
                                          By:  Muhammad Ali
                                          Its: President



                                          Premier Sports Media and
                                          Entertainment Group, Inc.


                                          /s/ John C. Meringolo
                                          --------------------------------------
                                          By:  John C. Meringolo
                                          Its: Chairman



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